Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 26, 2026 relating to the financial statements of Teledyne Technologies Incorporated 401(k) Plan, appearing in the Annual Report on Form 11-K of Teledyne Technologies Incorporated 401(k) Plan for the year ended December 31, 2025.

/s/ Deloitte & Touche LLP

Los Angeles, California

July 24, 2026